SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 30, 2005

THE TIMKEN COMPANY

(Exact Name of Registrant as Specified in its Charter)

Ohio

(State or Other Jurisdiction of Incorporation)

1-1169	34-0577130

(Commission File Number)	(I.R.S. Employer Identification No.)

1835 Dueber Avenue, S.W., Canton, Ohio 44706-2798

(Address of Principal Executive Offices) (Zip Code)

(330) 438-3000

(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     On December 30, 2005, The Timken Company (the “Company”) entered into an Amended and Restated Accounts Receivable Securitization financing agreement (“Asset Securitization”), which provides for borrowings up to $200 million, limited to certain borrowing base calculations, and is secured by certain trade receivables. Under the terms of the Asset Securitization, the Company sells on an ongoing basis, certain domestic trade receivables to Timken Receivables Corporation, a wholly owned consolidated subsidiary, that in turn uses the trade receivables to secure the borrowings, which are funded through a vehicle that issues commercial paper in the short-term market. The Company may also use this facility to issue up to $150 million of Letters of Credit. The facility expires on December 29, 2006.
     As of December 30, 2005, there were no amounts outstanding under this facility. Any amounts outstanding under this facility would be reported on the Company’s consolidated balance sheet under short-term debt.
     A copy of the Receivables Purchase Agreement is filed as Exhibit 10.1 hereto. A copy of the Receivables Sale Agreement is filed as Exhibit 10.2 hereto.
Item 9.01 Financial Statements and Exhibits
Exhibits
     (10.1) Amended and Restated Receivables Purchase Agreement dated as of December 30, 2005 by and among: Timken Receivables Corporation; The Timken Corporation; Jupiter Securitization Corporation; and JP Morgan Chase Bank, N.A.
     (10.2) Amended and Restated Receivables Sale Agreement dated as of December 30, 2005 by and between Timken Corporation and Timken Receivables Corporation.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TIMKEN COMPANY
By:	/s/ William R. Burkhart

William R. Burkhart Senior Vice President and General Counsel
Date: January 6, 2006

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